Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2010, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries as of January 2, 2010 and January 3, 2009 and for each of the years then ended, which report is included in Netlist, Inc.’s Annual Report on Form 10-K for the year ended January 2, 2010.

KMJ Corbin & Company LLP

Costa Mesa, California
March 12, 2010

p 714 380 6565   f 714 380 6566    555 Anton Blvd., Suite 1000  Costa Mesa  CA  92626   kmjpartnerscpa.com

p 760 431 5465   f 760 431 5466    2768 Loker Avenue West  Suite 101  Carlsbad  CA  92010